EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference, in the registration statements on Form S-8 (Nos. 333-87186, 333-88725, 333-39914, 333-42690, 333-46662, 333-49926 and 333-54250) of Interwoven, Inc., of our report dated January 18, 2001 relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 25, 2003